Exhibit 99.2

GLOSSARY OF TERMS

The following abbreviations or acronyms used in this Form 8-K are defined below:

Abbreviation or Acronym	Definition

2016 Equity Units

Dominion Energy’s 2016 Series A Equity Units issued in August 2016, initially in the form of 2016 Series A Corporate Units, consisting of a stock purchase contract and a 1/40 interest in RSNs issued by Dominion Energy

2019 Equity Units

Dominion Energy’s 2019 Series A Equity Units issued in June 2019, initially in the form of 2019 Series A Corporate Units, consisting of a stock purchase contract and a 1/10 interest in a share of the Series A Preferred Stock

2017 Tax Reform Act

An Act to Provide for Reconciliation Pursuant to Titles II and V of the Concurrent Resolution on the Budget for Fiscal Year 2018 (previously known as The Tax Cuts and Jobs Act) enacted on December 22, 2017

AFUDC	Allowance for funds used during construction

Align RNG	Align RNG, LLC, a joint venture between Dominion Energy and Smithfield Foods, Inc.

ARO	Asset retirement obligation

Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a limited liability company owned by Dominion Energy, Duke and Southern Company Gas

bcf	Billion cubic feet

Blue Racer	Blue Racer Midstream, LLC, a joint venture between Caiman Energy II, LLC and FR BR Holdings, LLC effective December 2018

Companies	Dominion Energy, Virginia Power and Dominion Energy Gas, collectively

Cooling degree days

Units measuring the extent to which the average daily temperature is greater than 65 degrees Fahrenheit, or 75 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 75 degrees, as applicable, and the average temperature for that day

Cove Point	Dominion Energy Cove Point LNG, LP

DECG	Dominion Energy Carolina Gas Transmission, LLC

DESC

The legal entity, Dominion Energy South Carolina, Inc. (formerly known as South Carolina Electric & Gas Company), one or more of its consolidated subsidiaries or operating segments, or the entirety of Dominion Energy South Carolina, Inc. and its consolidated subsidiaries

DETI	Dominion Energy Transmission, Inc.

Dominion Energy

The legal entity, Dominion Energy, Inc., one or more of its consolidated subsidiaries (other than Virginia Power and Dominion Energy Gas) or operating segments, or the entirety of Dominion Energy, Inc. and its consolidated subsidiaries

Dominion Energy Gas

The legal entity, Dominion Energy Gas Holdings, LLC, one or more of its consolidated subsidiaries or operating segment, or the entirety of Dominion Energy Gas Holdings, LLC and its consolidated subsidiaries

Dominion Energy Midstream

The legal entity, Dominion Energy Midstream Partners, LP, one or more of its consolidated subsidiaries, Cove Point GP Holding Company, LLC, Iroquois GP Holding Company, LLC, DECG and Dominion Energy Questar Pipeline, or the entirety of Dominion Energy Midstream Partners, LP and its consolidated subsidiaries

Dominion Energy Questar Pipeline	The legal entity, Dominion Energy Questar Pipeline, LLC, one or more of its consolidated subsidiaries, or the entirety of Dominion Energy Questar Pipeline, LLC and its consolidated subsidiaries

Dth	Dekatherm

Abbreviation or Acronym	Definition

Duke	The legal entity, Duke Energy Corporation, one or more of its consolidated subsidiaries or operating segments, or the entirety of Duke Energy Corporation and its consolidated subsidiaries

EPS	Earnings per share

FERC	Federal Energy Regulatory Commission

Gas Infrastructure	Gas Infrastructure Group operating segment

GHG	Greenhouse gas

Heating degree days

Units measuring the extent to which the average daily temperature is less than 65 degrees Fahrenheit, or 60 degrees Fahrenheit in DESC’s service territory, calculated as the difference between 65 or 60 degrees, as applicable, and the average temperature for that day

Iroquois	Iroquois Gas Transmission System, L.P.

Liquefaction Facility	A natural gas export/liquefaction facility at Cove Point

LNG	Liquefied natural gas

MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Millstone	Millstone nuclear power station

MW	Megawatt

MWh	Megawatt hour

NND Project

V.C. Summer Units 2 and 3 new nuclear development project under which SCANA and Santee Cooper undertook to construct two Westinghouse AP1000 Advanced Passive Safety nuclear units in Jenkinsville, South Carolina

NYSE	New York Stock Exchange

Order 1000	Order issued by FERC adopting requirements for electric transmission planning, cost allocation and development

PJM	PJM Interconnection, L.L.C.

Power Delivery	Power Delivery Group operating segment

Power Generation	Power Generation Group operating segment

PURA	Connecticut’s Public Utility Regulatory Authority

RSN	Remarketable subordinated note

Santee Cooper	South Carolina Public Service Authority

SCANA	The legal entity, SCANA Corporation, one or more of its consolidated subsidiaries or the entirety of SCANA Corporation and its consolidated subsidiaries

SCANA Combination	Dominion Energy’s acquisition of SCANA completed on January 1, 2019 pursuant to the terms of the agreement and plan of merger entered on January 2, 2018 between Dominion Energy and SCANA

SEC	U.S. Securities and Exchange Commission

Series A Preferred Stock	Dominion Energy’s 1.75% Series A Cumulative Perpetual Convertible Preferred Stock, without par value, with a liquidation preference of $1,000 per share

Southeast Energy	Southeast Energy Group operating segment

Standard & Poor’s	Standard & Poor’s Ratings Services, a division of S&P Global Inc.

Virginia Commission	Virginia State Corporation Commission

Abbreviation or Acronym	Definition

Virginia Power

The legal entity, Virginia Electric and Power Company, one or more of its consolidated subsidiaries or operating segments, or the entirety of Virginia Electric and Power Company and its consolidated subsidiaries

Westinghouse	Westinghouse Electric Company LLC

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MD&A discusses Dominion Energy’s results of operations and general financial condition and Virginia Power’s and Dominion Energy Gas’ results of operations. MD&A should be read in conjunction with the Companies’ Consolidated Financial Statements. Virginia Power and Dominion Energy Gas meet the conditions to file under the reduced disclosure format, and therefore have omitted certain sections of MD&A.

Contents of MD&A

MD&A consists of the following information:

•	Forward-Looking Statements

•	Accounting Matters – Dominion Energy

•	Dominion Energy

•	Results of Operations

•	Segment Results of Operations

•	Virginia Power

•	Results of Operations

•	Dominion Energy Gas

•	Results of Operations

•	Liquidity and Capital Resources – Dominion Energy

•	Future Issues and Other Matters – Dominion Energy

Forward-Looking Statements

This report contains statements concerning the Companies’ expectations, plans, objectives, future financial performance and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, the reader can identify these forward-looking statements by such words as “anticipate,” “estimate,” “forecast,” “expect,” “believe,” “should,” “could,” “plan,” “may,” “continue,” “target” or other similar words.

The Companies make forward-looking statements with full knowledge that risks and uncertainties exist that may cause actual results to differ materially from predicted results. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Additionally, other factors may cause actual results to differ materially from those indicated in any forward-looking statement. These factors include but are not limited to:

•	Unusual weather conditions and their effect on energy sales to customers and energy commodity prices;

•

Extreme weather events and other natural disasters, including, but not limited to, hurricanes, high winds, severe storms, earthquakes, flooding and changes in water temperatures and availability that can cause outages and property damage to facilities;

•	Federal, state and local legislative and regulatory developments, including changes in federal and state tax laws and regulations;

•	Risks of operating businesses in regulated industries that are subject to changing regulatory structures;

•

Changes to regulated electric rates collected by Dominion Energy and Virginia Power and regulated gas distribution, transportation and storage rates, including LNG storage, collected by Dominion Energy and Dominion Energy Gas;

•

Changes in rules for regional transmission organizations and independent system operators in which Dominion Energy and Virginia Power participate, including changes in rate designs, changes in FERC’s interpretation of market rules and new and evolving capacity models;

•	Risks associated with Virginia Power’s membership and participation in PJM, including risks related to obligations created by the default of other participants;

•

Risks associated with entities in which Dominion Energy Gas shares ownership with third parties, including risks that result from lack of sole decision making authority, disputes that may arise between Dominion Energy Gas and third party participants and difficulties in exiting these arrangements;

•	Changes in future levels of domestic and international natural gas production, supply or consumption;

•	Fluctuations in future volumes of LNG imports or exports from the U.S. and other countries worldwide or demand for, purchases of, and prices related to natural gas or LNG;

•	Timing and receipt of regulatory approvals necessary for planned construction or growth projects and compliance with conditions associated with such regulatory approvals;

•

The inability to complete planned construction, conversion or growth projects at all, or with the outcomes or within the terms and time frames initially anticipated, including as a result of increased public involvement, intervention or litigation in such projects;

•

Changes to federal, state and local environmental laws and regulations, including those related to climate change, the tightening of emission or discharge limits for GHGs and other substances, more extensive permitting requirements and the regulation of additional substances;

•	Cost of environmental compliance, including those costs related to climate change;

•	Changes in implementation and enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities;

•	Difficulty in anticipating mitigation requirements associated with environmental and other regulatory approvals or related appeals;

•	Unplanned outages at facilities in which the Companies have an ownership interest;

•

The impact of operational hazards, including adverse developments with respect to pipeline and plant safety or integrity, equipment loss, malfunction or failure, operator error, and other catastrophic events;

•

Risks associated with the operation of nuclear facilities, including costs associated with the disposal of spent nuclear fuel, decommissioning, plant maintenance and changes in existing regulations governing such facilities;

•	Changes in operating, maintenance and construction costs;

•	Domestic terrorism and other threats to the Companies’ physical and intangible assets, as well as threats to cybersecurity;

•

Additional competition in industries in which the Companies operate, including in electric markets in which Dominion Energy’s merchant generation facilities operate and potential competition from the development and deployment of alternative energy sources, such as self-generation and distributed generation technologies, and availability of market alternatives to large commercial and industrial customers;

•	Competition in the development, construction and ownership of certain electric transmission facilities in Dominion Energy and Virginia Power’s service territory in connection with Order 1000;

•	Changes in technology, particularly with respect to new, developing or alternative sources of generation and smart grid technologies;

•

Changes in demand for the Companies’ services, including industrial, commercial and residential growth or decline in the Companies’ service areas, changes in supplies of natural gas delivered to Dominion Energy and Dominion Energy Gas’ pipeline and processing systems, failure to maintain or replace customer contracts on favorable terms, changes in customer growth or usage patterns, including as a result of energy conservation programs, the availability of energy efficient devices and the use of distributed generation methods;

•	Receipt of approvals for, and timing of, closing dates for acquisitions and divestitures;

•	Impacts of acquisitions, including the recently completed SCANA Combination, divestitures, transfers of assets to joint ventures and retirements of assets based on asset portfolio reviews;

•	Adverse outcomes in litigation matters or regulatory proceedings, including matters acquired in the SCANA Combination;

•	Counterparty credit and performance risk;

•	Fluctuations in the value of investments held in nuclear decommissioning trusts by Dominion Energy and Virginia Power and in benefit plan trusts by Dominion Energy and Dominion Energy Gas;

•

Fluctuations in energy-related commodity prices and the effect these could have on Dominion Energy’s and Dominion Energy Gas’ earnings and the Companies’ liquidity position and the underlying value of their assets;

•	Fluctuations in interest rates or foreign currency exchange rates;

•	Changes in rating agency requirements or credit ratings and their effect on availability and cost of capital;

•	Global capital market conditions, including the availability of credit and the ability to obtain financing on reasonable terms;

•	Political and economic conditions, including inflation and deflation;

•	Employee workforce factors including collective bargaining agreements and labor negotiations with union employees; and

•	Changes in financial or regulatory accounting principles or policies imposed by governing bodies.

Additionally, other risks that could cause actual results to differ from predicted results are set forth in Item 1A. Risk Factors in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

The Companies’ forward-looking statements are based on beliefs and assumptions using information available at the time the statements are made. The Companies caution the reader not to place undue reliance on their forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. The Companies undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is made.

Accounting Matters

Critical Accounting Policies and Estimates

As of September 30, 2019, there have been no significant changes with regard to the critical accounting policies and estimates disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019. The policies disclosed included the accounting for regulated operations, AROs, income taxes, derivative contracts and financial instruments at fair value, impairment testing of goodwill, long-lived assets and equity method investments and employee benefit plans.

Dominion Energy

Results of Operations

Presented below is a summary of Dominion Energy’s consolidated results:

	2019	2018	$ Change
(millions, except EPS)
Third Quarter
Net income attributable to Dominion Energy	$975	$854	$121
Diluted EPS	1.17	1.30	(0.13)
Year-To-Date
Net income attributable to Dominion Energy	$349	$1,806	$(1,457)
Diluted EPS	0.39	2.77	(2.38)

Overview

Third Quarter 2019 vs. 2018

Net income attributable to Dominion Energy increased 14%, primarily due to operations acquired in the SCANA Combination, higher renewable energy investment tax credits, decreased Virginia Power electric capacity expense and an increase in cooling degree days in Virginia Power’s service territory. These increases were partially offset by a decrease in net investment earnings on nuclear decommissioning trust funds, the absence of a gain on sale of an equity method investment and the absence of gains related to agreements to convey shale development rights under natural gas storage fields.

Year-To-Date 2019 vs. 2018

Net income attributable to Dominion Energy decreased $1.5 billion, primarily due to charges for refunds of amounts previously collected from retail electric customers of DESC for the NND Project, a voluntary retirement program, the planned early retirement of certain Virginia Power electric generation facilities and automated meter reading infrastructure, regulatory assets and property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery, litigation acquired in the SCANA Combination, Virginia Power’s contract termination with a non-utility generator and the absence of gains related to agreements to convey shale development rights under natural gas storage fields. These decreases were partially offset by an increase in net investment earnings on nuclear decommissioning trust funds, the operations acquired in the SCANA Combination, the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019, the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018 and the absence of disallowance of FERC-regulated plant.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy’s results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$4,269	$3,451	$818	$12,097	$10,005	$2,092
Electric fuel and other energy-related purchases	774	761	13	2,283	2,128	155
Purchased electric capacity	11	50	(39)	74	87	(13)
Purchased gas	153	5	148	1,110	409	701

Net revenue	3,331	2,635	696	8,630	7,381	1,249

Other operations and maintenance	1,010	770	240	3,295	2,438	857
Depreciation, depletion and amortization	679	526	153	1,991	1,487	504
Other taxes	243	177	66	819	542	277
Impairment of assets and other charges	85	12	73	1,232	147	1,085
Other income	173	373	(200)	653	658	(5)
Interest and related charges	451	378	73	1,372	1,053	319
Income tax expense	51	262	(211)	208	485	(277)
Noncontrolling interests	10	29	(19)	17	81	(64)

An analysis of Dominion Energy’s results of operations follows:

Third Quarter 2019 vs. 2018

Net revenue increased 26%, primarily due to:

•	A $607 million increase from operations acquired in the SCANA Combination;

•	A $96 million increase from Virginia Power rate adjustment clauses;

•

A $40 million decrease in Virginia Power electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($27 million) and a contract termination with a non-utility generator ($13 million); and

•	A $31 million increase in sales to Virginia Power retail customers, primarily due to an increase in cooling degree days during the cooling season.

These increases were partially offset by:

•	A $67 million decrease from the absence of certain merchant generation facilities sold in 2018; and

•	A $26 million decrease in services performed for Atlantic Coast Pipeline.

Other operations and maintenance increased 31%, primarily reflecting:

•	A $165 million increase from operations acquired in the SCANA Combination;

•	The absence of gains related to agreements to convey shale development rights under natural gas storage fields ($65 million);

•	A $47 million increase in certain Virginia Power transmission-related expenditures. These expenses are primarily recovered through state and FERC rates and do not impact net income; and

•	An increase in merger and integration-related costs associated with the SCANA Combination ($26 million); partially offset by

•	A $26 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Depreciation, depletion and amortization increased 29%, primarily due to property, plant and equipment acquired in the SCANA Combination, including amortization of NND Project costs.

Other taxes increased 37%, primarily due to the SCANA Combination.

Impairment of assets and other charges increased $73 million, primarily due to a charge associated with litigation acquired in the SCANA Combination ($38 million), the abandonment of certain property, plant and equipment ($26 million) and a $21 million charge for disallowance of Virginia Power state-regulated plant.

Other income decreased 54%, primarily due to a decrease in net investment earnings on nuclear decommissioning trust funds ($124 million) and the absence of a gain on the sale of Dominion Energy’s 25% limited partnership interest in Catalyst Old River Hydroelectric Limited Partnership ($87 million).

Interest and related charges increased 19%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first and third quarters of 2019.

Income tax expense decreased 81%, primarily due to lower pre-tax income ($146 million), higher renewable energy investment tax credits ($38 million) and the absence of impacts from the 2017 Tax Reform Act ($31 million).

Noncontrolling interests decreased 66%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Year-To-Date 2019 vs. 2018

Net revenue increased 17%, primarily reflecting:

•

A $741 million increase from the SCANA Combination, due to operations acquired ($1.8 billion), partially offset by a $1.0 billion charge for refunds of amounts previously collected from retail electric customers of DESC for the NND Project;

•

A $236 million increase from the Liquefaction Facility, including terminalling services provided to the Export Customers ($190 million), a decrease in credits associated with the start-up phase ($25 million) and regulated gas transportation contracts to serve the Export Customers ($23 million);

•	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers;

•	A $198 million increase from Virginia Power rate adjustment clauses;

•	A $48 million increase due to favorable pricing at merchant generation facilities; and

•

A $34 million decrease in Virginia Power electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($35 million) and a contract termination with a non-utility generator ($25 million), partially offset by the annual PJM capacity performance market effective June 2018 ($26 million).

These increases were partially offset by:

•	A $166 million decrease from the absence of certain merchant generation facilities sold in 2018;

•	A $75 million decrease in services performed for Atlantic Coast Pipeline;

•

A $33 million decrease in sales to Virginia Power retail customers from lower heating degree days during the heating season, partially offset by a $25 million increase from higher cooling degree days during the cooling season; and

•	A $30 million decrease due to an increase in planned outage days at certain merchant generation facilities.

Other operations and maintenance increased 35%, primarily reflecting:

•	A $539 million increase from operations acquired in the SCANA Combination;

•	An increase in merger and integration-related costs associated with the SCANA Combination ($435 million), including a charge related to a voluntary retirement program ($291 million);

•	The absence of gains related to agreements to convey shale development rights under natural gas storage fields ($115 million);

•	A $45 million increase from additional planned outage days at certain generation facilities;

•	A $44 million increase in certain Virginia Power transmission-related expenditures. These expenses are primarily recovered through state and FERC rates and do not impact net income; and

•	A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers.

These increases were partially offset by:

•	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019;

•	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018;

•	A $74 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income; and

•	A $33 million decrease from the absence of certain merchant generation facilities sold in 2018.

Depreciation, depletion and amortization increased 34%, primarily due to property, plant and equipment acquired in the SCANA Combination ($421 million), including amortization of NND Project costs ($92 million), an increase from various growth projects being placed into service ($112 million), including the Liquefaction Facility ($28 million), and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million).

Other taxes increased 51%, primarily due to the SCANA Combination ($215 million) and a charge related to a voluntary retirement program ($24 million).

Impairment of assets and other charges increased $1.1 billion, primarily due to:

•	A $368 million charge related to the early retirement of certain Virginia Power electric generation facilities;

•	Charges associated with litigation acquired in the SCANA Combination ($316 million);

•	A $160 million charge related to Virginia Power’s planned early retirement of certain automated meter reading infrastructure;

•	A $135 million charge related to Virginia Power’s contract termination with a non-utility generator;

•	A $105 million charge for property, plant and equipment acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery;

•	A $62 million charge related to the abandonment of a project at a Virginia Power electric generating facility; and

•	The abandonment of certain property, plant and equipment ($39 million); partially offset by

•	The absence of a $135 million charge for disallowance of FERC-regulated plant.

Other income remained substantially unchanged, primarily reflecting a charge related to a voluntary retirement program ($112 million), the absence of a gain on the sale of Dominion Energy’s 25% limited partnership interest in Catalyst Old River Hydroelectric Limited Partnership ($87 million) and the absence of equity earnings due to the sale of Blue Racer in December 2018 ($40 million). These decreases were substantially offset by an increase in net investment earnings on nuclear decommissioning trust funds ($210 million) and an increase in equity earnings from Atlantic Coast Pipeline ($42 million).

Interest and related charges increased 30%, primarily due to debt acquired in the SCANA Combination net of debt redeemed in the first and third quarters of 2019 ($245 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher long-term debt interest expense resulting from net debt issuances in 2018 ($32 million).

Income tax expense decreased 57%, primarily due to lower pre-tax income ($452 million) and the absence of impacts from the 2017 Tax Reform Act ($31 million), partially offset by a charge for certain income tax-related regulatory assets acquired in the SCANA Combination for which Dominion Energy committed to forgo recovery ($198 million) and the absence of a state legislative change ($20 million).

Noncontrolling interests decreased 79%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Segment Results of Operations

Segment results include the impact of intersegment revenues and expenses, which may result in intersegment profit and loss. Presented below is a summary of contributions by Dominion Energy’s operating segments to net income attributable to Dominion Energy:

	Net Income (Loss) Attributable to Dominion Energy			Diluted EPS
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)
Third Quarter
Power Delivery	$185	$163	$22	$0.23	$0.25	$(0.02)
Power Generation	490	414	76	0.60	0.63	(0.03)
Gas Infrastructure	232	264	(32)	0.29	0.40	(0.11)
Southeast Energy	147	—	147	0.18	—	0.18

Primary operating segments	1,054	841	213	1.30	1.28	0.02
Corporate and Other	(79)	13	(92)	(0.13)	0.02	(0.15)

Consolidated	$975	$854	$121	$1.17	$1.30	$(0.13)

Year-To-Date
Power Delivery	$496	$464	$32	$0.62	$0.71	$(0.09)
Power Generation	1,048	1,038	10	1.30	1.59	(0.29)
Gas Infrastructure	838	840	(2)	1.04	1.29	(0.25)
Southeast Energy	361	—	361	0.45	—	0.45

Primary operating segments	2,743	2,342	401	3.41	3.59	(0.18)
Corporate and Other	(2,394)	(536)	(1,858)	(3.02)	(0.82)	(2.20)

Consolidated	$349	$1,806	$(1,457)	$0.39	$2.77	$(2.38)

Power Delivery

Presented below are selected operating statistics related to Power Delivery’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Electricity delivered (million MWh)	24.4	24.0	2%	66.8	67.0	—%
Degree days (electric distribution service area):
Cooling	1,299	1,271	2	1,948	1,890	3
Heating	—	—	—	2,042	2,306	(11)
Average electric distribution customer accounts (thousands)(1)	2,629	2,603	1	2,623	2,597	1

(1)	Period average.

Presented below, on an after-tax basis, are the key factors impacting Power Delivery’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Regulated electric sales:
Weather	$7	$0.01	$(2)	$—
Other	2	—	7	0.01
Rate adjustment clause equity return	17	0.02	40	0.06
Storm damage and service restoration	5	0.01	(5)	(0.01)
Other	(9)	(0.01)	(8)	(0.01)
Share dilution	—	(0.05)	—	(0.14)

Change in net income contribution	$22	$(0.02)	$32	$(0.09)

Power Generation

Presented below are selected operating statistics related to Power Generation’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Electricity supplied (million MWh):
Utility	24.5	24.0	2%	67.3	67.1	—%
Merchant	5.6	8.1	(31)	15.2	23.1	(34)
Degree days (electric utility service area):
Cooling	1,299	1,271	2	1,948	1,890	3
Heating	—	—	—	2,042	2,306	(11)

Presented below, on an after-tax basis, are the key factors impacting Power Generation’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Regulated electric sales:
Weather	$16	$0.02	$(3)	$—
Other	(3)	—	(9)	(0.01)
Planned outage costs	3	—	(32)	(0.05)
Electric capacity	30	0.05	27	0.04
Sale of certain merchant generation facilities	(36)	(0.05)	(69)	(0.11)
Expiration of energy supply contract	13	0.02	22	0.03
Renewable energy investment tax credits	22	0.03	30	0.04
Interest expense	6	0.01	19	0.03
Other	25	0.04	25	0.04
Share dilution	—	(0.15)	—	(0.30)

Change in net income contribution	$76	$(0.03)	$10	$(0.29)

Gas Infrastructure

Presented below are selected operating statistics related to Gas Infrastructure’s operations:

	Third Quarter			Year-To-Date
	2019	2018	% Change	2019	2018	% Change
Gas distribution throughput (bcf):
Sales	9	9	—%	92	85	8%
Transportation	168	153	10	538	525	2
Heating degree days (gas distribution service area):
Eastern region	5	48	(90)	3,446	3,633	(5)
Western region	86	18	378	3,290	2,518	31
Average gas distribution customer accounts (thousands)(1):
Sales	1,273	1,253	2	1,271	1,254	1
Transportation	1,104	1,092	1	1,110	1,097	1
Average retail energy marketing customer accounts (thousands)(1)	379	867	(56)	375	864	(57)
(1)	Period average.

Presented below, on an after-tax basis, are the key factors impacting Gas Infrastructure’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
Cove Point export contracts	$10	$0.01	$158	$0.24
Noncontrolling interest(1)	15	0.03	45	0.07
Interest expense, net	(8)	(0.01)	(72)	(0.11)
Assignment of shale development rights	(47)	(0.07)	(83)	(0.13)
State legislative change	—	—	(18)	(0.03)
Other	(2)	—	(32)	(0.05)
Share dilution	—	(0.07)	—	(0.24)

Change in net income contribution	$(32)	$(0.11)	$(2)	$(0.25)

(1)	Reflects the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Southeast Energy

Presented below are selected operating statistics related to Southeast Energy’s operations:

	Third Quarter 2019	Year-To-Date 2019
Electricity delivered (million MWh)	6.8	17.7
Electricity supplied (million MWh)	7.2	18.6
Degree days (electric distribution service area):
Cooling	645	913
Heating	—	698
Average electric distribution customer accounts (thousands)(1)	742	738
Gas distribution throughput (bcf):
Sales	18	80
Transportation	17	48
Heating degree days (gas distribution service area)	—	808
Average gas distribution customer accounts (thousands)(1)	964	963
Average retail energy marketing customer accounts (thousands)(1)	406	415

(1)        Period average.

Presented below, on an after-tax basis, are the key factors impacting Southeast Energy’s net income contribution:

	Third Quarter 2019 vs. 2018 Increase (Decrease)		Year-To-Date 2019 vs. 2018 Increase (Decrease)
	Amount	EPS	Amount	EPS
(millions, except EPS)
SCANA Combination	$147	$0.18	$361	$0.45

Change in net income contribution	$147	$0.18	$361	$0.45

Corporate and Other

Presented below are the Corporate and Other segment’s after-tax results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions, except EPS)
Specific items attributable to operating segments	$(80)	$122	$(202)	$(1,955)	$(188)	$(1,767)
Specific items attributable to Corporate and Other segment	88	(26)	114	(155)	(65)	(90)

Total specific items	8	96	(88)	(2,110)	(253)	(1,857)
Other corporate operations(1)	(87)	(83)	(4)	(284)	(283)	(1)

Total net income (expense)	$(79)	$13	$(92)	$(2,394)	$(536)	$(1,858)
EPS impact	$(0.13)	$0.02	$(0.15)	$(3.02)	$(0.82)	$(2.20)

(1)        Primarily consists of net interest expense.

Total Specific Items

Corporate and Other includes specific items attributable to Dominion Energy’s primary operating segments that are not included in profit measures evaluated by executive management in assessing those segments’ performance or in allocating resources. See Note 22 to the Consolidated Financial Statements in this report for discussion of these items in more detail. Corporate and Other also includes items attributable to the Corporate and Other segment.

Virginia Power

Results of Operations

Presented below is a summary of Virginia Power’s consolidated results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income	$602	$520	$82	$722	$1,043	$(321)

Overview

Third Quarter 2019 vs. 2018

Net income increased 16%, primarily due to an increase in cooling degree days in the service territory, a decrease in net electric capacity expense and higher renewable energy investment tax credits. These increases were partially offset by increases in charges related to the abandonment and disallowance of certain property, plant and equipment.

Year-To-Date 2019 vs. 2018

Net income decreased 31%, primarily due to charges associated with the planned early retirement of certain electric generation facilities and certain automated meter reading infrastructure, a voluntary retirement program and a contract termination with a non-utility generator. These decreases were partially offset by increases related to the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019 and the absence of charges associated with Virginia legislation enacted in March 2018 and April 2018.

Analysis of Consolidated Operations

Presented below are selected amounts related to Virginia Power’s results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$2,264	$2,232	$32	$6,167	$5,809	$358
Electric fuel and other energy-related purchases	559	648	(89)	1,691	1,747	(56)
Purchased (excess) electric capacity	(1)	50	(51)	45	87	(42)

Net revenue	1,706	1,534	172	4,431	3,975	456

Other operations and maintenance	453	404	49	1,297	1,242	55
Depreciation and amortization	313	295	18	916	839	77
Other taxes	82	79	3	257	241	16
Impairment of assets and other charges	38	—	38	781	—	781
Other income	15	25	(10)	68	49	19
Interest and related charges	138	130	8	408	388	20
Income tax expense	95	131	(36)	118	271	(153)

An analysis of Virginia Power’s results of operations follows:

Third Quarter 2019 vs. 2018

Net revenue increased 11%, primarily reflecting:

•	A $96 million increase from rate adjustment clauses;

•

A $40 million decrease in electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($27 million) and a contract termination with a non-utility generator ($13 million); and

•	A $31 million increase in sales to retail customers, primarily due to an increase in cooling degree days during the cooling season.

Other operations and maintenance increased 12%, primarily reflecting an increase in certain transmission-related expenses. These expenses were primarily recovered through state and FERC rates and did not impact net income.

Depreciation and amortization increased 6%, primarily due to various projects being placed into service ($22 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($11 million).

Impairment of assets and other charges increased $38 million, reflecting charges related to a $21 million charge for disallowance of state-regulated plant and the abandonment of certain property, plant and equipment ($17 million).

Other income decreased 40%, primarily reflecting a decrease in net investment earnings on nuclear decommissioning trust funds.

Income tax expense decreased 27%, primarily due to higher renewable energy investment tax credits.

Year-To-Date 2019 vs. 2018

Net revenue increased 11%, primarily reflecting:

•	The absence of a $215 million charge associated with Virginia legislation enacted in March 2018 that required one-time rate credits of certain amounts to utility customers;

•	A $198 million increase from rate adjustment clauses; and

•

A $34 million decrease in electric capacity expense related to the annual PJM capacity performance market effective June 2019 ($35 million) and a contract termination with a non-utility generator ($25 million), partially offset by the annual PJM capacity performance market effective June 2018 ($26 million); partially offset by

•

A $33 million decrease in sales to retail customers from lower heating degree days during the heating season partially offset by a $25 million increase from higher cooling degree days during the cooling season.

Other operations and maintenance increased 4%, primarily reflecting:

•	A $190 million charge related to a voluntary retirement program; and

•	A $44 million increase in certain transmission-related expenses. These expenses were primarily recovered through state and FERC rates and did not impact net income; partially offset by

•	A $113 million benefit from the revision of future ash pond and landfill closure costs as a result of Virginia legislation enacted in March 2019; and

•	The absence of an $81 million charge associated primarily with future ash pond and landfill closure costs in connection with the enactment of Virginia legislation in April 2018.

Depreciation and amortization increased 9%, due to various projects being placed into service ($71 million) and the absence of a benefit for the retroactive application of depreciation rates for regulated nuclear plants to comply with Virginia Commission requirements ($31 million), partially offset by the absence of depreciation from certain electric generation facilities and automated meter reading infrastructure that were retired early ($29 million).

Impairment of assets and other charges increased $781 million, primarily reflecting:

•	A $368 million charge related to the early retirement of certain electric generation facilities;

•	A $160 million charge related to the planned early retirement of certain automated meter reading infrastructure;

•	A $135 million charge related to contract termination with a non-utility generator;

•	A $62 million charge related to the abandonment of a project at an electric generating facility;

•	A $21 million charge for disallowance of state-regulated plant; and

•	A $17 million charge related to the abandonment of certain property, plant and equipment.

Other income increased 39%, primarily reflecting an increase in net investment earnings on nuclear decommissioning trust funds.

Income tax expense decreased 56%, primarily due to lower pre-tax income ($122 million) and higher renewable energy investment tax credits ($26 million).

Dominion Energy Gas

Results of Operations

Presented below is a summary of Dominion Energy Gas’ consolidated results:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Net income attributable to Dominion Energy Gas	$151	$191	$(40)	$460	$454	$6

Overview

Third Quarter 2019 vs. 2018

Net income attributable to Dominion Energy Gas decreased 21%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.

Year-To-Date 2019 vs. 2018

Net income increased 1%, primarily due to the absence of a charge for disallowance of FERC-regulated plant and the commercial operations of the Liquefaction Facility, partially offset by the absence of gains related to agreements to convey shale development rights under natural gas storage fields and a charge related to a voluntary retirement program.

Analysis of Consolidated Operations

Presented below are selected amounts related to Dominion Energy Gas’ results of operations:

	Third Quarter			Year-To-Date
	2019	2018	$ Change	2019	2018	$ Change
(millions)
Operating revenue	$502	$533	$(31)	$1,598	$1,431	$167
Purchased (excess) gas	3	(10)	13	12	(2)	14
Other energy-related purchases	1	1	—	2	3	(1)

Net revenue	498	542	(44)	1,584	1,430	154

Other operations and maintenance	166	178	(12)	552	532	20
Depreciation and amortization	92	91	1	274	241	33
Other taxes	40	35	5	118	87	31
Impairment of assets and other charges	—	1	(1)	13	127	(114)
Gains on sales of assets	(2)	(65)	63	(2)	(116)	114
Earnings from equity method investees	8	10	(2)	30	41	(11)
Other income	46	18	28	131	51	80
Interest and related charges	88	52	36	261	102	159
Income tax expense	38	69	(31)	104	100	4
Net income from discontinued operations	45	33	12	125	135	(10)
Noncontrolling interests	24	51	(27)	90	130	(40)

An analysis of Dominion Energy Gas’ results of operations follows:

Third Quarter 2019 vs. 2018

Net revenue decreased 8%, primarily reflecting:

•	A $26 million decrease in services performed for Atlantic Coast Pipeline;

•	A $12 million increase in net fuel costs; and

•	A $10 million increase in credits associated with the start-up phase of the Liquefaction Facility.

Other operations and maintenance decreased 7%, primarily due to a decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Gains on sales of assets decreased 97%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.

Other income increased $28 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.

Interest and related charges increased 69%, primarily due to Cove Point’s term loan borrowings ($34 million) and higher interest expense due to increased affiliate borrowings ($4 million).

Income tax expense decreased 45%, primarily due to lower pre-tax income ($20 million) and the absence of impacts from the 2017 Tax Reform Act ($15 million).

Noncontrolling interests decreased 53%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Year-To-Date 2019 vs. 2018

Net revenue increased 11%, primarily reflecting:

•

A $236 million increase from the Liquefaction Facility, including terminalling services provided to the Export Customers ($190 million), a decrease in credits associated with the start-up phase ($25 million) and regulated gas transportation contracts to serve the Export Customers ($23 million); partially offset by

•	A $75 million decrease in services performed for Atlantic Coast Pipeline; and

•	A $24 million increase in net fuel costs.

Other operations and maintenance increased 4% primarily reflecting:

•	A $39 million charge related to a voluntary retirement program;

•

A $25 million increase in operating expenses from the commercial operations of the Liquefaction Facility and costs associated with regulated gas transportation contracts to serve the Export Customers; and

•	A $20 million increase in salaries, wages and benefits and general administrative expenses, partially offset by

•	A $74 million decrease in services performed for Atlantic Coast Pipeline. These expenses are billed to Atlantic Coast Pipeline and do not significantly impact net income.

Depreciation and amortization increased 14%, primarily due to growth projects being placed into service, including the Liquefaction Facility.

Other taxes increased 36%, primarily due to property taxes associated with the Liquefaction Facility.

Impairment of assets and other charges decreased 90%, due to the absence of a charge for disallowance of FERC-regulated plant ($127 million), partially offset by the abandonment of the Sweden Valley project ($13 million).

Gains on sales of assets decreased 98%, primarily due to the absence of gains related to agreements to convey shale development rights under natural gas storage fields.

Earnings from equity method investees decreased 27%, primarily due to lower earnings from unsubscribed capacity as a result of a decrease in heating degree days at Iroquois.

Other income increased $80 million, primarily due to interest income from Cove Point’s promissory notes receivable from Dominion Energy issued in 2018.

Interest and related charges increased $159 million, primarily due to Cove Point’s term loan borrowings ($101 million), the absence of capitalization of interest expense associated with the Liquefaction Facility upon completion of construction ($46 million) and higher interest expense due to increased affiliate borrowings ($16 million).

Income tax expense increased 4%, primarily due to the absence of impacts from the 2017 Tax Reform Act ($15 million), substantially offset by the absence of a state legislative change ($18 million).

Noncontrolling interests decreased 31%, primarily due to the acquisition of the public interest in Dominion Energy Midstream in January 2019.

Liquidity and Capital Resources

Dominion Energy depends on both internal and external sources of liquidity to provide working capital and as a bridge to long-term debt financings. Short-term cash requirements not met by cash provided by operations are generally satisfied with proceeds from short-term borrowings. Long-term cash needs are met through issuances of debt and/or equity securities.

At September 30, 2019, Dominion Energy had $3.5 billion of unused capacity under its credit facility. See Note 17 to the Consolidated Financial Statements for more information.

A summary of Dominion Energy’s cash flows is presented below:

	2019	2018
(millions)
Cash, restricted cash and equivalents at January 1	$391	$185
Cash flows provided by (used in):
Operating activities	3,709	3,711
Investing activities	(3,160)	(3,369)
Financing activities	(500)	(140)

Net increase in cash, restricted cash and equivalents	49	202

Cash, restricted cash and equivalents at September 30	$440	$387

Operating Cash Flows

Net cash provided by Dominion Energy’s operating activities was substantially consistent as increases in property tax payments, decreased customer deposits, increased interest payments, higher customer refunds, a contract termination payment to a non-utility generator and an increase in merger and integration-related costs associated with the SCANA Combination were substantially offset by higher deferred fuel cost recoveries at Virginia Power, the commencement of commercial operations of the Liquefaction Facility and operations acquired from the SCANA Combination.

Dominion Energy believes that its operations provide a stable source of cash flow to contribute to planned levels of capital expenditures and maintain or grow the dividend on common shares.

Dominion Energy’s operations are subject to risks and uncertainties that may negatively impact the timing or amounts of operating cash flows, which are discussed in Item 1A. Risk Factors in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019.

Credit Risk

Dominion Energy’s exposure to potential concentrations of credit risk results primarily from its energy marketing and price risk management activities. Presented below is a summary of Dominion Energy’s credit exposure as of September 30, 2019 for these activities. Gross credit exposure for each counterparty is calculated prior to the application of collateral and represents outstanding receivables plus any unrealized on- or off-balance sheet exposure, taking into account contractual netting rights.

	Gross Credit Exposure	Credit Collateral	Net Credit Exposure
(millions)
Investment grade(1)	$88	$—	$88
Non-investment grade(2)	—	—	—
No external ratings:
Internally rated—investment grade(3)	48	—	48
Internally rated—non-investment grade(4)	13	—	13

Total(5)	$149	$—	$149

(1)

Designations as investment grade are based upon minimum credit ratings assigned by Moody’s Investors Service and Standard & Poor’s. The five largest counterparty exposures, combined, for this category represented approximately 36% of the total net credit exposure.

(2)	The five largest counterparty exposures, combined, for this category represented less than 1% of the total net credit exposure.
(3)	The five largest counterparty exposures, combined, for this category represented approximately 32% of the total net credit exposure.
(4)	The five largest counterparty exposures, combined, for this category represented approximately 6% of the total net credit exposure.
(5)

Excludes agreements approved by PURA, which commenced in October 2019, with Eversource Energy and The United Illuminating Company for Millstone to provide an estimated nine million MWh per year of electricity for ten years.

Investing Cash Flows

Net cash used in Dominion Energy’s investing activities decreased $209 million, primarily due to cash and restricted cash acquired in the SCANA Combination and proceeds from the sale of Blue Racer, partially offset by an increase in plant construction and other property additions.

Financing Cash Flows and Liquidity

Dominion Energy relies on capital markets as significant sources of funding for capital requirements not satisfied by cash provided by its operations. As discussed further in Credit Ratings and Debt Covenants in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, the ability to borrow funds or issue securities and the return demanded by investors are affected by credit ratings. In addition, the raising of external capital is subject to certain regulatory requirements, including registration with the SEC for certain issuances.

Dominion Energy currently meets the definition of a well-known seasoned issuer under SEC rules governing the registration, communications and offering processes under the Securities Act of 1933, as amended. The rules provide for a streamlined shelf registration process to provide registrants with timely access to capital. This allows Dominion Energy to use automatic shelf registration statements to register any offering of securities, other than those for exchange offers or business combination transactions.

Net cash used by Dominion Energy’s financing activities increased $360 million, primarily due to net debt repayments in 2019, compared to net debt issuances in 2018 and higher common dividend payments, partially offset by higher issuance of common stock and the issuance of the 2019 Equity Units.

In November 2017, Dominion Energy filed an SEC shelf registration statement for the sale of up to $3.0 billion of variable denomination floating rate demand notes, called Dominion Energy Reliability InvestmentSM. The registration limits the principal amount that may be outstanding at any one time to $1.0 billion. The notes are offered on a continuous basis and bear interest at a floating rate per annum determined by the Dominion Energy Reliability Investment Committee, or its designee, on a weekly basis. The notes have no stated maturity date, are non-transferable and may be redeemed in whole or in part by Dominion Energy or at the investor’s option at any time. The balance as of September 30, 2019 was $26 million. The notes are short-term debt obligations on Dominion Energy’s Consolidated Balance Sheets. The proceeds will be used for general corporate purposes and to repay debt.

In January 2019, Dominion Energy acquired all outstanding partnership interests of Dominion Energy Midstream not owned by Dominion Energy through the issuance of 22.5 million common shares.

In January 2019, in connection with the SCANA Combination, Dominion Energy issued 95.6 million shares of Dominion Energy common stock, valued at $6.8 billion, representing 0.6690 of a share of Dominion Energy common stock for each share of SCANA common stock outstanding at closing. SCANA’s outstanding debt totaled $6.9 billion at closing.

In June 2019, Dominion Energy issued $1.6 billion of 2019 Equity Units, initially in the form of 2019 Series A Corporate Units. The Corporate Units are listed on the NYSE under the symbol DCUE.

In August 2019, Dominion Energy issued 18.5 million shares to settle the stock purchase contracts entered into as part of the 2016 Equity Units and received proceeds of $1.4 billion.

See Note 17 to the Consolidated Financial Statements in this report for further information regarding Dominion Energy’s credit facilities, liquidity and significant financing transactions.

Credit Ratings

Credit ratings are intended to provide banks and capital market participants with a framework for comparing the credit quality of securities and are not a recommendation to buy, sell or hold securities. In the Credit Ratings section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, filed November 18, 2019, there is a discussion on the use of capital markets by Dominion

Energy as well as the impact of credit ratings on the accessibility and costs of using these markets. As of September 30, 2019, there have been no changes in Dominion Energy’s credit ratings.

Debt Covenants

In the Debt Covenants section of MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, there is a discussion on the various covenants present in the enabling agreements underlying Dominion Energy’s debt. As of September 30, 2019, there have been no material changes to debt covenants, nor any events of default under Dominion Energy’s debt covenants.

Future Cash Payments for Contractual Obligations and Planned Capital Expenditures

As of September 30, 2019, there have been no material changes outside the ordinary course of business to Dominion Energy’s contractual obligations nor any material changes to planned capital expenditures as disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019.

Use of Off-Balance Sheet Arrangements

In August 2019, construction of the new corporate office property was substantially complete and the facility was able to be occupied resulting in the commencement of the five-year lease term. See Note 15 to the Consolidated Financial Statements in this report for additional information. As of September 30, 2019, there have been no other material changes in the off-balance sheet arrangements disclosed in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019.

Future Issues and Other Matters

The following discussion of future issues and other information includes current developments of previously disclosed matters and new issues arising during the period covered by, and subsequent to, the dates of Dominion Energy’s Consolidated Financial Statements that may impact future results of operations, financial condition and/or cash flows. This section should be read in conjunction with Item 1. Business and Future Issues and Other Matters in MD&A in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Future Issues and Other Matters in MD&A in the Companies’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and Note 18 to the Consolidated Financial Statements in this report.

Environmental Matters

Dominion Energy is subject to costs resulting from a number of federal, state and local laws and regulations designed to protect human health and the environment. These laws and regulations affect future planning and existing operations. They can result in increased capital, operating and other costs as a result of compliance, remediation, containment and monitoring obligations. See Note 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Note 17 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, Note 18 to the Consolidated Financial Statements in the Companies’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and Note 18 in this report for additional information on various environmental matters.

Legal Matters

See Notes 3, 13 and 22 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Notes 13 and 17 to the Consolidated Financial Statements and Item 1. Legal Proceedings in the Companies’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, Notes 13 and 18 to the Consolidated Financial Statements and Item 1. Legal Proceedings in the Companies’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2019 and Notes 13 and 18 to the Consolidated Financial Statements in this report for additional information on various legal matters.

Regulatory Matters

See Notes 3 and 13 to the Consolidated Financial Statements in the Companies’ Annual Report on Form 10-K for the year ended December 31, 2018, as updated in Current Report on Form 8-K, as filed on November 18, 2019, Note 13 to the Consolidated Financial Statements in the Companies’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and Note 13 to the Consolidated Financial Statements in this report for additional information on various regulatory matters.

Atlantic Coast Pipeline

In September 2014, Dominion Energy, along with Duke and Southern Company Gas, announced the formation of Atlantic Coast Pipeline. Atlantic Coast Pipeline is focused on constructing an approximately 600-mile natural gas pipeline running from West Virginia through Virginia to North Carolina. Atlantic Coast Pipeline has continued to experience delays in obtaining permits necessary for construction along with construction delays due to judicial actions. In October 2019, the Supreme Court of the U.S. agreed to hear Atlantic Coast Pipeline’s request to hear the case regarding the Appalachian Trail crossing. The Supreme Court of the U.S. is expected to issue a ruling by June 2020. Atlantic Coast Pipeline is also evaluating possible legislative remedies to this issue. Given the legal challenges and ongoing discussions with customers, project construction is expected to be completed by the end of 2021, with full in-service in early 2022. Project cost estimates are $7.3 billion to $7.8 billion, excluding financing costs. Project construction activities, schedules and costs are subject to uncertainty due to permitting and/or work delays (including due to judicial or regulatory action), abnormal weather and other conditions that could result in cost or schedule modifications in the future, a suspension of AFUDC for Atlantic Coast Pipeline and/or impairment charges potentially material to Dominion Energy’s cash flows, financial position and/or results of operations. See Note 10 to the Consolidated Financial Statements in this report for more information.

Supply Header Project

In December 2014, DETI entered into a precedent agreement with Atlantic Coast Pipeline for the Supply Header project, a project to provide approximately 1,500,000 Dths per day of firm transportation service to various customers. Atlantic Coast Pipeline has continued to experience delays in obtaining permits necessary for construction and delays in construction due to judicial actions. As a result, project cost estimates are $725 million to $775 million, excluding financing costs. Project construction is expected to be completed by the end of 2021 with full in-service in early 2022.

Millstone Agreement

In November 2017, Connecticut adopted the Act Concerning Zero Carbon Solicitation and Procurement, which allows nuclear generating facilities to compete for power purchase agreements in a state sponsored procurement for electricity. In February 2018, Connecticut regulators recommended pursuing the procurement. In May 2018, Millstone petitioned to be considered an “existing resource confirmed at risk” and subsequently participated in the state sponsored procurement for electricity. Being considered “at risk” allows the Department of Energy and Environmental Protection to consider factors other than price, such as environmental and economic benefits, when evaluating Dominion Energy’s bids. In December 2018, PURA confirmed that Millstone should be considered an “existing resource confirmed at risk” in the state’s Department of Energy and Environmental Protection zero carbon procurement. An agreement was reached in March 2019 between Dominion Energy, Eversource Energy and The United Illuminating Company for Millstone to provide nine million MWh per year of electricity for ten years. In September 2019, PURA approved the agreement, which commenced in October 2019.

Coastal Virginia Offshore Wind Project

In November 2018, Virginia Power received approval from the Virginia Commission to develop two 6 MW wind turbines off the coast of Virginia for the Coastal Virginia Offshore Wind project, expected to cost approximately $300 million and to be in service in late 2020. In September 2019, Virginia Power filed an application with PJM to interconnect 2,640 MW of wind energy between 2024 and 2026 off the coast of Virginia as an expansion of the Coastal Virginia Offshore Wind project, expected to increase the total cost by up to approximately $8 billion.

Align RNG

In November 2018, Dominion Energy announced the formation of Align RNG, an equal partnership with Smithfield Foods, Inc. As announced in October 2019, Align RNG expects to invest $500 million to develop assets to capture methane from hog farms across Virginia, North Carolina, Utah, Arizona and California and convert it into pipeline quality natural gas.